Tianyin

Select Financials

• Stock Symbol:	NYSE AMEX: TPI
• Shares Outstanding:	16.1 million
• Fully Diluted Shares*:	24.8 million
• Warrants**	4.8 million @ $2.50/share
	4.8 million @ $3.00/share
• Management Ownership:	83.1%
• Share price (06/19/09):	$2.50
• Market Capitalization:	$60.0 million
• Dividend:	$.10 annual, paid quarterly = 4% yield
• 2009 Preliminary Results	Revenue: $42 million
	Net Income: $7.5 million
• 2010 Guidance	Revenue: $59 million 41%
	Net Income: $10.5 million 41%
• Legal:	Leser, Hunter, Taubman & Taubman
• Auditor:	Patrizio & Zhou, LLC

*Includes 10% preferred convertible into approximately 9.5M shares of common stock– Maturity date of 03-10
**2 tranche of warrants which would generate $26.4 million – cash exercise ONLY